                                                                      Exhibit 99

                  IWC RESOURCES CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                          December 31, 1996 and 1995

                                               1996      1995
                                               ----      ----
                                              (in thousands)
ASSETS
------
Current assets:
  Cash and cash equivalents                  $  5,832     1,771
  Accounts receivable, less allowance for
    doubtful accounts of $215 and $327         19,831    21,092
  Materials and supplies, at cost               2,727     3,194
  Other current assets                          1,299     4,370
                                             --------   -------
    Total current assets                       29,689    30,427
                                             --------   -------

Utility plant:
  Utility plant in service                    376,989   362,610
  Less accumulated depreciation                86,989    81,594
                                             --------   -------
    Net plant in service                      290,000   281,016
  Construction work in progress                19,957     7,855
                                             --------   -------
    Utility plant, net                        309,957   288,871
                                             --------   -------

Construction funds held by Trustee                  -    14,260

Other property, net                            34,395    32,909

Goodwill, net of accumulated amortization      23,081    23,776

Deferred charges and other assets              19,505    18,636
                                             --------   -------

                                             $416,627   408,879
                                             ========   =======

LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------
Current liabilities:
  Notes payable to banks                     $ 13,436    30,589
  Current portion of long-term debt             6,775         -
  Accounts payable and accrued expenses        23,826    20,282
  Customer deposits                             1,368     1,369
                                             --------   -------
    Total current liabilities                  45,405    52,240
                                             --------   -------

Long-term obligations:
  Long-term debt, less current portion        112,200   113,375
  Customer advances for construction           48,045    51,606
  Other liabilities                            11,616     9,346
                                             --------   -------
    Total long-term obligations               171,861   174,327
                                             --------   -------

Deferred income taxes                          39,162    37,347
                                             --------   -------

Contributions in aid of construction           36,420    32,932
                                             --------   -------

Preferred stock of subsidiary and
  redeemable preferred stock                    4,497     5,705
                                             --------   -------

Shareholders' equity (in thousands):
  Common stock, authorized 20,000 common
    shares; 9,080 and 8,247 issued
    and outstanding in 1996 and 1995          102,818    86,575
  Retained earnings                            16,768    20,321
                                             --------   -------
                                              119,586   106,896
  Less unearned compensation                      304       568
                                             --------   -------
    Total shareholders' equity                119,282   106,328
                                             --------   -------
Commitments and contingencies
                                             $416,627   408,879
                                             ========   =======

The accompanying notes are an integral part of the consolidated financial statements.

                                            IWC RESOURCES CORPORATION AND SUBSIDIARIES
                                          CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                                           Years ended December 31, 1996, 1995 and 1994


                                                                                                 Total
                                     Common Stock                  Retained       Unearned    Shareholders'
                                  Shares       Amount              Earnings     Compensation     Equity
                                  ------       ------              --------     -------------   ------
                                              (in thousands, except share data)
Balance at December 31, 1993     6,821,953     $ 59,301              $ 17,912     $  (199)    $ 77,014

  Net earnings                          -            -                 10,142          -        10,142
  Dividends - $1.40 per share:
    Common Stock                        -            -                 (9,584)         -        (9,584)
    Redeemable preferred stock          -            -                    (72)         -           (72)
  Common stock issued:
    Dividend Reinvestment Plan      59,257        1,159                    -           -         1,159
    Restricted Stock Plan, net
      of 16,189 shares tendered
      for tax withholding and
      then retired                   5,061           80                    -          (80)          -
  Compensation expense                  -            -                     -          279          279
                                  ---------     -------                --------  --------      -------



Balance at December 31, 1994     6,886,271       60,540                18,398          -        78,938

  Net earnings                          -            -                 12,192          -        12,192
  Dividends - $1.40 per share:
    Common Stock                        -            -                (10,197)         -       (10,197)
    Redeemable preferred stock          -            -                    (72)         -           (72)
  Common stock issued:
    Acquisition of subsidiary      755,148       14,348                    -           -        14,348
    Dividend Reinvestment Plan     576,473       10,809                    -           -        10,809
    Restricted Stock Plan           29,461          878                    -         (878)          -
  Compensation expense                  -            -                     -          310          310
                                 ---------      -------             ---------     -------     --------



Balance at December 31, 1995     8,247,353       86,575                20,321        (568)     106,328

  Net earnings                         -             -                  8,932          -         8,932
  Dividends - $1.44 per share:
    Common Stock                       -             -                (12,411)         -       (12,411)
    Redeemable preferred stock         -             -                    (74)         -           (74)

  Common stock issued:
    Conversion of redeemable
      preferred stock               51,612        1,200                    -           -         1,200
    Dividend Reinvestment Plan     779,166       15,004                    -           -        15,004
    Restricted Stock Plan            1,969           39                    -          (39)          -
  Compensation expense                 -             -                     -          303          303
                                 ----------      -------             --------     -------     --------



Balance at December 31, 1996     9,080,100     $102,818              $ 16,768      $ (304)    $119,282
                                 =========     ========              ========      =======    ========

The accompanying notes are an integral part of the consolidated financial statements.

                  IWC RESOURCES CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF EARNINGS
                 Years ended December 31, 1996, 1995 and 1994

                                                1996       1995      1994
                                                ----       ----      ----
                                          (in thousands, except per share data)
Operating revenues:
 Water utilities                              $ 77,989    80,377    73,524
 Utility-related services                      105,041    66,688    37,855
                                              --------   -------   -------
                                               183,030   147,065   111,379
                                              --------   -------   -------
Operating expenses:
 Operation and administration:
  Water utilities                               41,302    37,352    35,573
  Utility-related services                      90,112    54,172    28,120
 Amortization of acquisition costs               1,341     1,198     1,126
 Depreciation                                   11,503     9,527     7,820
 Taxes other than income taxes                  11,346     9,390     7,821
                                              --------   -------   -------
  Total operating expenses                     155,604   111,639    80,460
                                              --------   -------   -------
  Operating earnings                            27,426    35,426    30,919
                                              --------   -------   -------

Other (income) expense:
 Interest expense, net                           9,424     9,395     7,959
 Interest income                                  (864)     (184)     (109)
                                              --------   -------   -------
                                                 8,560     9,211     7,850
                                              --------   -------   -------
  Earnings before income taxes
    and dividends on preferred
    stock of subsidiary                         18,866    26,215    23,069

Income taxes                                     9,731    13,820    12,724
                                              --------   -------   -------

   Earnings before dividends
     on preferred stock of subsidiary            9,135    12,395    10,345

Dividends on preferred stock of subsidiary         203       203       203
                                              --------   -------   -------

 Net earnings                                 $  8,932    12,192    10,142
                                              ========   =======   =======

Net earnings per common and common
 equivalent share                             $   1.03      1.64      1.47
                                              ========   =======   =======

Average number of common
 and common equivalent shares outstanding        8,693     7,438     6,901
                                              ========   =======   =======

The accompanying notes are an integral part of the consolidated financial statements.

                  IWC RESOURCES CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 Years ended December 31, 1996, 1995 and 1994

                                              1996       1995      1994
                                              ----       ----      ----
                                                   (in thousands)

Cash flows from operating activities:
  Net earnings                              $  8,932    12,192    10,142
  Adjustments to reconcile net earnings
    to net cash provided by operating
    activities:
      Depreciation and amortization           14,165    12,903     9,597
      Deferred income taxes                    1,815     3,838     2,179
      Gain on sales of other property            (66)   (1,370)     (783)
      Provision for bad debts                    564       437       430
      Dividends on preferred stock of
        subsidiary                               203       203       203
      Other, net                               1,194       (71)     (776)
      Changes in operating assets and
       liabilities:
        Accounts receivable                      697    (3,135)   (1,039)
        Materials and supplies                   467       382      (535)
        Other current assets                   1,880    (2,528)     (332)
        Accounts payable and accrued
          expenses                             3,499      (390)    1,728
        Federal income taxes                   1,236         -         -
        Customer deposits                         (1)      243        99
                                            --------   -------   -------
          Net cash provided by
            operating activities              34,585    22,704    20,913
                                            --------   -------   -------

Cash flows from investing activities:
  Additions to utility plant and other
   property                                  (34,783)  (27,914)  (28,256)
  Proceeds from sales of other property          150       700       424
  Customer advances for construction           2,574     8,233     9,175
  Refunds of customer advances for
    construction                              (2,647)   (2,925)   (2,156)
  Acquisition of Miller Pipeline
    Corporation, net of cash acquired              -    (5,147)        -
  Other investing activities, net               (841)   (2,234)     (952)
                                            --------   -------   -------
          Net cash used by investing
            activities                       (35,547)  (29,287)  (21,765)

Cash flows from financing activities:
  Increase (decrease) in notes payable
    to banks                                 (17,153)    5,515     4,105
  Proceeds from long-term debt                 5,600    18,076    14,000
  Payments of long-term debt                       -    (4,203)   (1,277)
  Decrease (increase) in construction
    funds held by Trustee                     14,260   (14,260)    2,010

  Cash dividends                             (12,688)  (10,472)   (9,859)
  Proceeds from issuance of common
    stock                                     15,004    10,809     1,159
                                            --------   -------   -------
          Net cash provided by
            financing activities               5,023     5,465     1,928
                                            --------   -------   -------

Increase (decrease) in cash and cash
  equivalents                                  4,061    (1,118)    1,076

Cash and cash equivalents at beginning
  of year                                      1,771     2,889     1,813
                                            --------   -------   -------

Cash and cash equivalents at end of year    $  5,832     1,771     2,889
                                            ========   =======   =======

Supplemental disclosure of cash flow
  information-
   Cash paid for:
      Interest on long-term debt and
        notes payable to banks, net
        of capitalized interest             $  9,036     8,992     7,396
    Income taxes                            $  6,288    11,969    11,480

The accompanying notes are an integral part of the consolidated financial statements.

IWC Resources Corporation and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 1996, 1995 and 1994


Nature of Operations

IWC Resources Corporation (Resources) is a holding company which owns and operates seven subsidiaries. The term Company refers to the consolidated operations of Resources and its subsidiaries.

The Company's operations include two business segments: regulated water utilities and unregulated utility-related services.

The water utilities segment includes the operations of the two waterworks subsidiaries which supply water service to approximately 240,000 customers for residential, commercial, and industrial uses, and fire protection service in Indianapolis, Indiana, and surrounding areas and serve a territory of approximately 309 square miles. These subsidiaries are regulated by the Indiana Utility Regulatory Commission (Commission), and their accounting policies, which are substantially consistent with generally accepted accounting principles, are governed by the Commission.

The utility-related services segment includes the operations of the remaining subsidiaries which are involved in utility line locating, installation, repairs and maintenance of underground pipelines, data processing and other utility-related services, and real estate sales and development. This segment predominately serves other utilities, principally the gas and telecommunications industries, which operate in Indiana and Ohio and other parts of the midwest and southwest regions of the country.

Proposed Merger with NIPSCO Industries, Inc.

On December 19, 1996, the Board of Directors of Resources approved the merger of Resources with NIPSCO Industries, Inc. (Industries) whereby Resources will become a wholly-owned subsidiary of Industries, and each outstanding Resources common share will be converted into (i) common shares, without par value, of Industries having a value of $32.00 (based on the Industries share price determined as provided in the merger agreement) or (ii) at the election of the holder, the right to receive $32.00 in cash without interest, subject to certain limitations.

Prior to the merger, Resources entered into executive employment agreements with senior executives for the purpose of better assuring the continued service and loyalty of the executives. The executive agreements provide, among other things, for various benefits to be paid to the executives in the event of a change in control of Resources. As a condition to the merger, Resources will agree to pay to the executives amounts that are the substantial equivalent of the benefits provided for in the executive agreements, in consideration of which the executives will agree to cancellation of the executive agreements immediately prior to the effective date of the merger. As of March 25, 1997, the proposed closing date for the transaction, the present value of this obligation will aggregate approximately $14,500,000. It is expected that the executives will remain employees of Resources after the merger.

As another condition to the merger, Resources will have redeemed the preferred share purchase rights issued pursuant to the Rights Agreement dated February 9, 1988, between Resources and Fifth Third Bank, as rights agent.

Use of Estimates

The Company's consolidated financial statements are prepared in conformity with generally accepted accounting principles which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Summary of Significant Accounting Policies
Principles of Consolidation

The Company's consolidated financial statements include the accounts of Resources and its subsidiaries.

In November 1993, a subsidiary of the Company became majority partner in White River Environmental Partnership (Partnership). In December 1993, the Partnership was awarded a five-year contract by the city of Indianapolis to manage and operate its two advanced wastewater treatment plants commencing January 30, 1994. In 1996, the relationship with the city of Indianapolis was expanded to include the operation and maintenance of the city of Indianapolis' storm and wastewater collection system and Eagle Creek Reservoir Dam. The Company's share of Partnership earnings, which are reported on the equity basis, are not significant to the Company's consolidated earnings and are included in operating revenues in the utility-related services segment.

All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash Equivalents

The Company considers all highly liquid debt instruments purchased with maturities of three months or less to be cash equivalents.

Utility Plant

Utility plant is stated at cost which includes the cost of land, outside contract work, labor and materials, interest and certain indirect costs incurred during the construction period. Such indirect costs consist of administration, general overhead, and other costs applicable to construction projects.

When utility plant in service is retired, except for land and land rights, the accumulated cost of the retired property plus cost of removal and less salvage value is charged against accumulated depreciation. If land or land rights are sold, the net gain or loss is included in earnings. Property not currently used in utility operations is included in other property.

Depreciation of utility plant for financial statement purposes is computed at a composite annual rate of 1.9% as approved by the Commission.

Generally, maintenance and repairs and the cost of replacements of minor items of property are charged to operation expense accounts as incurred.

Other Property

Other property is stated at cost and is depreciated or amortized using the straight-line method over the estimated useful lives of the assets. The service lives for the principal assets, vehicles and operating equipment, range from 5 to 20 years.

Goodwill

The Company recognizes the excess of cost over fair value of tangible and other identifiable assets acquired in business acquisitions as goodwill which is amortized by the straight-line method over 20 or 40 years. The Company continually evaluates the recoverability of goodwill by comparing its annual amortization to the acquired company's average pretax earnings before amortization over a 3-year period and by assessing whether the amortization of the remaining goodwill balance over its remaining life can be recovered through expected future results. Amortization expense was $695,000, $573,000 and $511,000 in 1996, 1995 and 1994, respectively. Accumulated amortization at December 31, 1996 and 1995 was $2,665,000 and $1,970,000, respectively.

Income Taxes

For financial statement purposes, investment tax credits are deferred and amortized ratably over the lives of the applicable assets as prescribed by the Commission. For income tax purposes, the credits are deducted in the year in which the constructed or acquired property was placed in service.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement amounts for assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates which apply to taxable income in the years in which those temporary differences are expected to reverse. Unless deferred as a regulatory asset, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period the change is enacted.

Customer Advances and Contributions in Aid of Construction

In certain cases, customers advance funds for water main extensions. Effective for contracts entered into on or after April 1, 1996, Indianapolis Water Company
(IWC) allows developers to install, or provide for the installation of main extensions, which are to be transferred to IWC upon completion. The amount of funds advanced or the cost of mains installed are included in customer advances for construction and are generally refundable to the customer over a period of ten years. Advances not refunded within ten years are permanently transferred to contributions in aid of construction.

Revenues

Utility revenues are recognized based on water usage at rates approved by the Commission. Service revenues are recognized as services are provided. Construction revenues are recognized on the percentage of completion method whereby revenues are recognized in proportion to costs incurred over the life of each project. Losses are recognized when known.

Pension Plans and Other Retirement Benefits

The Company has a noncontributory defined benefit pension plan which covers the majority of its utility employees and certain other employees. Benefits are based on, among other factors, an employee's services rendered to date and average monthly earnings for the 36 consecutive calendar months that produce the highest average. The Company's funding policy is to contribute annually at least the minimum contribution required to comply with ERISA regulations.

The Company has an unfunded executive supplemental benefit plan which provides additional retirement benefits to certain officers. Benefits are based on, among other factors, an employee's age, services rendered to date, and benefits received from the Company's noncontributory defined benefit pension plan.

The Company also sponsors defined contribution plans covering substantially all non-bargaining unit employees and an employee stock ownership plan covering substantially all of its utility employees and certain other employees.

The Company provides postretirement life insurance and healthcare benefits to certain of its employees. The Company accounts for such benefits by accruing currently, during the period of employment, the present value of the estimated cost of such benefits.

Reclassifications

Certain amounts for 1995 and 1994 have been reclassified to conform with the 1996 presentation.

Merger of Miller Pipeline Corporation

On August 22, 1995, the Company merged with Miller Pipeline Corporation (MPC). MPC installs, repairs and maintains underground pipelines used in gas, water and sewer utility transmission and distribution systems. MPC also repairs and provides installation services and products for natural gas, water and sewer utilities. The cost of the transaction was paid by cash of approximately $5,513,000 and the issuance of 755,148 shares of the Company's common stock. The excess of the total acquisition cost over an estimate of the fair value of the net assets acquired of $7,385,000 is being amortized over 40 years.

Following is a summary of the assets acquired and liabilities assumed in the acquisition of MPC:

                                    (in thousands)
Property and equipment                  $14,921
Accounts receivable                       8,158
Materials and supplies                    1,319
Other current assets                      1,161
Other noncurrent assets                     822
Short-term notes payable
  to banks                               (7,400)
Accounts payable and
  other accrued expenses                 (3,999)
Deferred income taxes                    (2,056)
                                        -------
    Net assets acquired                 $12,476
                                        =======

During August 1995, the Company borrowed $5,600,000 in a short-term bank loan which was used primarily for the acquisition of MPC. In August 1996, this loan was refinanced into long-term debt.

The consolidated financial statements include the results of MPC's operations beginning August 22, 1995. Unaudited pro forma operating results, assuming the merger took place at the beginning of each of the years presented, follow:

                                 (in thousands, except
                                    per share data)
                                  1995            1994

Operating revenues:
  Water utilities               $ 80,377        $ 73,524
  Utility-related services        94,867          85,550
                                --------        --------
    Total operating revenues    $175,244        $159,074
                                ========        ========
Net earnings                    $ 12,203        $ 12,156
                                ========        ========
Net earnings per
  common and common
    equivalent share            $   1.54        $   1.59
                                ========        ========

Net earnings and net earnings per common and common equivalent share were $12,192,000 and $1.64, respectively, for the year ended December 31, 1995, compared to unaudited pro forma net earnings and net earnings per common and common equivalent share of $12,203,000 and $1.54, respectively, for the same period. The decrease in unaudited pro forma net earnings per common and common equivalent share of $.10 is due primarily to the increase in outstanding common shares issued in the acquisition.

Fair Value of Financial Instruments

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of Statement of Financial Accounting Standards (SFAS) No. 107, "Disclosures about Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methods may have a material effect on the estimated fair value amount.

The carrying amounts of cash equivalents, accounts receivable, construction funds held by Trustee, and notes payable to banks approximate fair value because of the short maturity of those instruments.

The fair value of long-term debt at December 31, 1996, is estimated to be $116,625,000. The fair value was determined by discounting future payments at current interest rates for similar issues.

Utility Plant in Service

A summary of utility plant in service at December 31 follows:

                                      1996             1995
                                         (in thousands)
Land and land rights              $  9,210           $  8,869
Structures and improvements         56,216             51,279
Pumping station equipment           15,721             15,549
Purification system                 26,804             25,820
Transmission and
  distribution system              258,384            250,670
Other                               10,654             10,423
                                   -------            -------
                                  $376,989           $362,610
                                   =======            =======

Other Property

A summary of other property at December 31 follows:

                                      1996             1995
                                         (in thousands)
Land and improvements             $    656           $    605
Buildings and improvements           1,506              1,479
Real estate held for sale
  or development                     8,537              6,984
Utility property held
  for future use                     1,058              1,395
Vehicles and operating
  equipment                         29,748             25,491
Other                                2,945              2,809
                                    ------             ------
                                  $ 44,450           $ 38,763
Accumulated depreciation
  and amortization                  10,055              5,854
                                    ------             ------
                                  $ 34,395           $ 32,909
                                    ======             ======

Regulatory Assets

Deferred charges and other assets include certain costs which are capitalized as regulatory assets and amortized pursuant to utility rate-making proceedings. The Commission allows recovery of these assets through rates, but not a return on investment, over periods ranging from 2 years to 30 years. A summary of regulatory assets at December 31 follows:


                                      1996             1995
                                         (in thousands)
Costs of postretirement
  benefit obligations other
  than pensions                   $  3,397           $  3,609
Income taxes                           853                902
Tank painting costs                  2,556              2,175
Rate proceeding costs                  315                528
Debt issuance costs                  1,706              1,803
                                     -----              -----
                                  $  8,827           $  9,017
                                     =====              =====


In December 1992, the Commission authorized all Indiana utilities, including the utility subsidiaries of the Company, to record as a regulatory asset the excess of accrual basis costs of postretirement life insurance and healthcare benefits
(OPRB) over the cash basis costs which were used to establish current rates. The Company received approval to recover its OPRB costs on an accrual basis in its rate case settled August 10, 1994, subject to the Company's proposal and Commission's acceptance of an appropriate restricted fund. On April 26, 1995, the Commission approved a grantor trust for these funds, as agreed upon by IWC and the Utility Consumer Counselor (UCC) representing ratepayers, and a related annual increase in IWC's water rates of approximately $1,800,000, to cover current costs and the amortization of the regulatory asset through 2014. The Grantor Trust provides for the transfer to the Trust monthly and subsequent investing and disbursing by the Trust of all amounts received by IWC in rates to cover its OPRB obligations. The Trust Agreement contains certain provisions which limit investment activities, provide for annual reporting and, in the event that Trust funds are no longer needed for OPRB purposes, directs payment of the remaining funds to IWC ratepayers. At December 31, 1996 and 1995, $2,467,000 and $928,000, respectively, is held in the Trust and included in deferred charges and other assets.

Income taxes represent the effects of the 1993 increase in the federal corporate tax rate on the Company's water utilities' net deferred tax liabilities and will be amortized through 2009.

Tank painting and rate proceeding costs are generally being amortized through 2011 and 1997, respectively, and result from costs required to be deferred for regulatory purposes.

Debt issuance costs include various costs deferred for regulatory purposes which are to be amortized over the original lives of applicable debt through 2026.

Accounts Payable and Accrued Expenses

A summary of accounts payable and accrued expenses at
December 31 follows:
                                      1996             1995
                                         (in thousands)
Accounts payable                  $  7,157           $  4,765
Accrued property taxes               5,854              5,570
Accrued interest on notes
  payable to banks and
  long-term debt                     2,193              2,082
Accrued vacations                    2,591              1,974
Other accrued expenses               6,031              5,891
                                    ------             ------
                                  $ 23,826           $ 20,282
                                    ======             ======

Notes Payable to Banks and Long-term Debt

At December 31, 1996, the Company had lines of credit with banks aggregating $44,400,000 which require a compensating cash balance of $100,000. At December 31, 1996, unused lines of credit aggregated $31,809,000. Interest on borrowings under the lines of credit is variable (an average of 7.29% at December 31, 1996).

The Company has a Controlled Disbursement Agreement with a bank which authorizes the bank to transfer funds daily between the Company's checking and note payable accounts. Outstanding checks drawn on this checking account are reported as a component of notes payable to banks. At December 31, 1996 and 1995, such outstanding checks amounted to $845,000 and $1,248,000, respectively.

A summary of First Mortgage Bonds (secured by IWC's utility plant) and other long-term debt (Senior notes of Resources) outstanding at December 31 follows:

                                   1996      1995
                                   (in thousands)
5-7/8%  Series due 1997          $  6,775  $  6,775
5.20%   Series due 2001            11,600    11,600
8%      Series due 2001             3,000     3,000
6.31%   Senior notes due 2001      14,000    14,000
Variable Bank Loan due 2003         5,600         -
7-7/8%  Series due 2019            40,000    40,000
9.83%   Series due 2019             5,000     5,000
6.10%   Series due 2022             5,000     5,000
8.19%   Series due 2022            10,000    10,000
5.85%   Series due 2025            18,000    18,000
                                 --------  --------
                                  118,975   113,375
Less current portion                6,775         -
                                 --------  --------
                                 $112,200  $113,375
                                 ========  ========

Provisions of trust indentures related to the 5-7/8% Series Bonds and the 8% Series Bonds require annual sinking or improvement fund payments amounting to 1/2% of the maximum aggregate amount outstanding. As permitted, this requirement has been satisfied by substituting a portion of permanent additions to utility plant. These bonds are redeemable at the option of the Company at varying premium amounts at different periods prior to the respective dates of maturity.

The 5.20% Series Bonds are due and payable in full May 1, 2001. In the event the bonds lose their tax-exempt status, mandatory redemption of the bonds is required.

The 6.31% Senior Notes are due and payable in full March 15, 2001. Optional redemptions by the Company are allowed in whole on or after March 15, 1997, at the greater of par or the present value of the notes discounted 1/2% over the applicable Treasury rate.

The variable bank loan is due and payable in full in August 2003. Optional redemptions by the Company are allowed at any time. Interest on the loan is at an annual fixed LIBOR rate plus 1.0% (6.5% at December 31, 1996).

The 7-7/8% Series Bonds include issues of $10,000,000 and $30,000,000, both of which are due and payable in full March 1, 2019. In the event the bonds lose their tax exempt status, mandatory redemption of the bonds is required.

Optional redemptions by the Company are allowed on or after March 1, 1998, and are generally subject to a premium.

The 9.83% Series Bonds are redeemable at the option of the Company, on or after June 15, 2014, with final redemption by June 15, 2019. Early redemptions are subject to a premium.

The 6.10% Series Bonds are due and payable in full December 1, 2022. In the event the bonds lose their tax exempt status, mandatory redemption of the bonds is required. Optional redemptions by the Company are allowed on or after December 1, 1999, and are generally subject to a premium.

The 8.19% Series Bonds are due and payable in full December 1, 2022. Optional redemptions by the Company are allowed at any time at the greater of par or the present value of the bonds discounted at 1/2% over the applicable Treasury rate.

The 5.85% Series Bonds are due and payable in full September 1, 2025. In the event the bonds lose their tax exempt status, mandatory redemption of the bonds is required. Optional redemptions by the Company are allowed on or after September 1, 2002, and are generally subject to a premium.

Required principal payments on long-term debt for the five years following December 31, 1996, exclusive of obligations which may be satisfied by permanent additions to utility plant, amount to $6,775,000 in 1997 and $28,600,000 in 2001.

Interest expense is net of an allowance for funds used during construction (AFUDC) which is an amount capitalized for construction projects as authorized by the Commission. AFUDC amounts capitalized were $372,000, $98,000 and $212,000 during 1996, 1995 and 1994, respectively. At December 31, 1996, the Company's AFUDC rate was 9.35% (4.51% debt component and 4.84% equity component).

Preferred Stock of Subsidiary

The preferred stock of subsidiary represents 44,966 and 45,049 shares of IWC cumulative preferred stock of $100 par value per share at December 31, 1996 and 1995, respectively. The preferred stock is redeemable at the option of the subsidiary upon proper notice at prices ranging from $100 to $105 per share plus accrued dividends (an aggregate redemption value of $4,649,000 and $4,658,000 at December 31, 1996 and 1995, respectively).

Dividends on the preferred stock are payable at rates ranging from 4% to 5% per annum.

Redeemable Preferred Stock

At December 31, 1996, 60,000 special shares of Series B Convertible Redeemable Preferred Stock, no par value, have been authorized. In 1993, 51,612 shares were issued in connection with the acquisition of SM&P and were convertible by the holder at any time, in whole, into shares of common stock at a conversion rate of one common share for each share of preferred stock. In December 1996, these shares were converted into common stock at $23.25 per share. Prior to conversion date, holders were entitled to the same voting and dividend rights as common shareholders and such shares were considered common share equivalents in the calculation of earnings per share.

Common Stock

The Company's authorized capital stock consists of 20,000,000 common shares and 2,000,000 special shares with no par value. No special shares have been issued other than the 60,000 shares designated as Series B Convertible Redeemable Preferred Stock.

The Company has a Dividend Reinvestment and Share Purchase Plan (Plan) which allows common shareholders the option of receiving their dividends in cash or common stock and permits optional cash purchases of shares at current market values. Effective March 10, 1995, the Plan was amended to allow certain employees and utility customers of the Company or its subsidiaries to purchase common shares. Purchases are allowed with a minimum investment of $10 by employees and $100 by customers up to a total of $100,000 annually. A total of 1,500,000 authorized but unissued common shares have been registered for sale under the Plan. The price of common shares purchased with reinvested dividends or optional cash payments is 97% of the average of the means between the high and low sale prices of the common shares as determined for the five consecutive trading days ending on the day of purchase. Shareholders who do not choose to participate in the Plan continue to receive their dividends in cash.

Effective October 1, 1996, due to the significant number of shares sold and resulting reduction in shares available for issuance under the Plan, the Company suspended sales of its common stock under the Plan's optional cash purchase feature. Effective February 1, 1997, as a result of the proposed merger with NIPSCO Industries, Inc., the Plan has been discontinued. With the exception of additional purchases of common shares, all rights to shareholders participating in the Plan will continue until the terms of the merger are finalized.

The Company has a Restricted Stock Plan under which 200,000 common shares have been reserved and may be awarded to officers and key employees. Restricted stock plan participants are entitled to cash dividends and voting rights on their awarded shares. Restrictions generally limit the sale, transfer, or pledge of shares during a three-year measurement period following the issuance of such shares. The initial three-year measurement period concluded December 31, 1994.

The number of shares awarded under the plan are subject to adjustment at the end of the measurement period as determined by the provisions of the plan. The adjustment at the end of the initial three-year measurement period was an incremental award of 21,250 shares, of which 16,189 shares were tendered to the Company to satisfy tax withholding requirements, and retired.

Participants may vest in certain restricted shares upon death, disability or retirement as described in the plan. In the event of a change in control of the Company, all restrictions expire and participants may receive additional shares as determined by provisions of the plan.

In January 1995, the Company commenced its second three-year measurement period and awarded 29,461 restricted shares. In 1996, the Company awarded an additional 1,969 restricted shares.

Unearned compensation recorded as of the effective dates of the awards is amortized to expense during the three-year measurement period. At December 31, 1996, 119,104 shares were reserved for future awards.

In January 1988, the Company's board of directors adopted a Shareholder Rights Plan pursuant to which a dividend distribution of one preferred share purchase right for each outstanding share of common stock was made to shareholders of record on February 18, 1988. Under the plan, each right will initially entitle shareholders to purchase one one-hundredth of a share of a new series of preferred stock of the Company at an exercise price of $45. The rights become exercisable when a person or group acquires 20% or more of the Company's common stock or commences a tender offer for 30% or more of the Company's common stock. Upon the happenings of certain events, each right not owned by a 20% shareholder or shareholder group will entitle its holder to purchase, at the right's then current exercise price, shares of the Company's common stock having a value of twice that price. The rights expire in February 1998. See Proposed Merger with NIPSCO Industries, Inc.

Taxes

Components of taxes other than income taxes follow:

                            1996           1995           1994
                                      (in thousands)
Property taxes            $ 5,374         $5,333         $4,879
Other                       5,972          4,057          2,942
                           ------          -----          -----
                          $11,346         $9,390         $7,821
                           ======          =====          =====

Currently payable federal income taxes of $45,000 is included in amounts payable and accrued expenses and refundable federal income taxes of $1,191,000 is included in other current assets at December 31, 1996 and 1995, respectively. Components of income taxes follow:

                                      1996         1995        1994
                                              (in thousands)
Federal:
  Currently
    payable                           $5,416        $ 7,514   $ 8,122
  Deferred                             1,786          3,411     1,971
                                       -----         ------    ------
                                       7,202         10,925    10,093
                                       -----         ------    ------

State:
  Currently
    payable                            2,500          2,468     2,423
  Deferred                                29            427       208
                                       -----         ------    ------
                                       2,529          2,895     2,631
                                       -----         ------    ------
                                      $9,731        $13,820   $12,724
                                       =====         ======    ======

The differences between actual income taxes and expected federal income taxes using statutory rates follow:

                                       1996        1995      1994
                                             (in thousands)
Expected federal
  income taxes                       $6,432     $ 7,531   $ 6,810
Taxes on advances
  collected from
  developers                            490       4,698     3,611
Taxable
  customer
  advances
  for construction                       95         137       454
State income
  taxes, net of
  federal income
  tax benefit                         1,582       1,284     1,251
Other, net                            1,132         170       598
                                      -----      ------    ------
                                     $9,731     $13,820   $12,724
                                      =====      ======    ======

The tax effects of significant temporary differences represented by deferred tax assets and deferred tax liabilities at December 31 follow:

                                1996           1995
                                   (in thousands)
Deferred tax assets:
  Customer advances
    for construction         $   211        $   972
  Accrued pension costs          260            984
  Accrued vacations              916            655
  OPRB's                       1,248            587
  Other                        1,141            861
                              ------         ------
    Total deferred
      tax assets               3,776          4,059
                              ------         ------
Deferred tax liabilities:
  Utility plant and other
    property, principally
    due to differences in
    depreciation and
    capitalized costs         37,199         34,857
  Unamortized investment
    tax credits                4,685          4,801
  Debt redemption
    premiums                     612            572
  Other property bases           226            428
  Equity in earnings
    of investee                   83            390
  Other                          133            358
                              ------         ------
    Total deferred
      tax liabilities         42,938         41,406
                              ------         ------
  Net deferred
    tax liabilities          $39,162        $37,347
                              ======         ======

Customer advances for construction received after 1986 are includible in taxable income when received and are deductible if subsequently refunded to customers. Prior to 1994, such advances were excluded from financial statement income. Effective September 8, 1993, the Commission granted IWC permission to surcharge developers for income taxes on advances and reduce its water rates by a corresponding amount. In 1994, IWC began collecting surcharges on advances from developers. Income tax surcharges collected from developers, net of refunds, amounted to $490,000 in 1996, $4,698,000 in 1995, and $3,611,000 in 1994, and
are reported as a component of water utilities operating revenues and income taxes and, accordingly, have no effect on net earnings.

On August 20, 1996, the law which required the Company to include advances collected from developers in taxable income was repealed generally effective for all advances collected after June 12, 1996. Accordingly, advances collected after this date are excluded from water utilities operating revenues and income taxes.

Pension Plans and Other Retirement Benefits

The Company has two defined benefit pension plans: (1) a noncontributory plan which covers the majority of its utility employees and certain other employees, and (2) an executive supplemental plan which provides additional retirement benefits to certain officers.

The following tables set forth the plans' funded status and accrued pension cost amounts recognized in the Company's consolidated financial statements at December 31:

                                      Majority Plan    Supplemental Plan
                                     1996      1995      1996      1995
                                     (in thousands)     (in thousands)
Accumulated benefit obligation      $ 9,541   $ 9,084   $3,053    $2,782
                                    =======   =======   ======    ======
Vested benefit obligation           $ 8,540   $ 8,174   $3,020    $2,647
                                    =======   =======   ======    ======

Projected benefit obligation        $15,772   $15,192   $3,629    $3,468

Plan assets at fair value,
  primarily listed stocks and
  bank fixed income funds            15,910    13,471        -         -
                                    -------   -------   ------    ------

Projected benefit obligation
  in excess of (less than)
  plan assets                          (138)    1,721    3,629     3,468

Unrecognized net asset
  (obligation) at transition            661       789      (32)      (44)

Unrecognized prior service costs       (356)     (386)    (527)     (587)

Unrecognized loss                      (365)   (1,558)    (642)     (815)

Additional minimum liability              -         -      625       760
                                    -------   -------   ------    ------
Accrued (prepaid) pension cost      $  (198)  $   566   $3,053    $2,782
                                    =======   =======   ======    ======

The weighted-average discount rate and rate of increase in future compensation levels used in determining the projected benefit obligation were 7-1/2% and 4%, respectively, for 1996, 7-1/4% and 4%, respectively, for 1995, and 8-1/2% and 5%, respectively, for 1994. The expected long-term rate of return on assets was 8% for 1996, 1995 and 1994.

Net periodic pension costs for the years ended December 31 include the following components:

                            Majority Plan          Supplemental Plan
                         1996   1995   1994      1996    1995    1994
                           (in thousands)           (in thousands)
Service cost - benefits
  earned during year $   940  $  758 $   903    $ 210  $   174 $  150
Interest cost on
  projected benefit
  obligation           1,123   1,042   1,006      245     231     167
Return on plan assets (1,896) (2,641)    387        -       -       -
Net amortization
  and deferrals          713   1,657  (1,345)     111      82      67
--------------------------------------------------------------------------------
Net periodic
  pension cost       $   880 $   816 $   951  $   566 $   487 $   384
                      ======  ======  ======   ======  ======  ======

Contributions to the Company's defined contribution plans and its employee stock ownership plan amounted to $1,043,000 and $298,000 in 1996, $724,000 and $249,000 in 1995, and $489,000 and $292,000 in 1994, respectively.

The Company also participates in several industry-wide, multi-employer pension plans for certain of its union employees at MPC. These plans provide for monthly benefits based on length of service. Specified amounts per compensated hour for each employee are contributed to the trustees of these plans. Contributions by the Company to these plans amounted to $1,627,000 in 1996 and $623,000 in 1995. The relative position of each employer participating in these plans with respect to the actuarial present value of accumulated plan benefits and net assets available for benefits is not available.

The Company provides OPRBs to certain employees. The following tables set forth the accumulated postretirement benefit obligation and net periodic postretirement benefit cost amounts recognized in the Company's consolidated financial statements at December 31:

                                        1996                1995
                                             (in thousands)
Accumulated postretirement
  benefit obligation:
    Active employees                    $ 10,751            $ 11,158
    Retired employees                      8,598               8,330
                                        --------            --------
                                          19,349              19,488

Unrecognized transition
  obligation                             (13,217)            (14,042)
Unrecognized gain                          1,476                 259
                                        --------            --------

Accrued postretirement
  benefit cost                          $  7,608            $  5,705
                                        ========            ========


The weighted-average discount rate used to measure the accumulated postretirement benefit obligation was 7-1/2% and 7-1/4% for the years ended December 31, 1996 and 1995, respectively. The Company used premium growth rates to compute assumed healthcare cost trend rates. In 1996, these rates ranged from 8-1/2% in 1997 to 4.5% in 2004 and thereafter and in 1995 these rates ranged from 9-2/5% in 1996 to 6.0% in 2004 and thereafter. Had these healthcare cost trend rates been higher by 1%, the net periodic postretirement benefit cost would have been higher by $299,000 in 1996 and the accumulated postretirement benefit obligation would have been higher by $2,490,000 in 1996.

Net periodic postretirement benefit costs for the years ended December 31 include the following components:

                                        1996      1995      1994
                                             (in thousands)

Service cost-benefits
  earned during year                    $  572    $  521    $  555
Interest cost on accumulated
  postretirement benefit
  obligation                             1,344     1,439     1,271
Amortization of transition
  obligation                               826       826       826
                                        ------    ------    ------
Net periodic postretirement
  benefit cost                          $2,742    $2,786    $2,652
                                        ======    ======    ======

For the years ended December 31, 1996, 1995, and 1994, the excess of net periodic postretirement benefit cost over the amount capitalized amounted to $2,423,000, $1,954,000 and $177,000, respectively.

Segment Information

The Company's operations include two business segments: regulated water utilities and unregulated utility-related services. The water utilities segment includes the operations of the Company's two water utility subsidiaries. The utility-related services segment provides utility line locating services, installation, repairs and maintenance of underground pipelines, data processing and billing and payment processing, and other utility-related services to both unaffiliated utilities and to the Company's water utilities, and holds real estate for sale or development.

Intersegment activity primarily represents certain operating cost allocations between affiliates.

Identifiable assets are those assets used exclusively in the operations of each business segment. Corporate assets are principally comprised of cash, miscellaneous receivables, and certain other property.

The following table shows operating revenues, operating earnings and other summary financial information by segment as of and for the years ended December 31, 1996, 1995 and 1994.

                                       Utility-
                             Water     Related
                             Utilities Services   Corporation   Consolidated

 1996                                             (in thousands)
Operating revenues:
  Unaffiliated                $ 77,989  $105,041      $     -       $183,030
  Affiliated                       118     4,235       (4,353)             -
                               -------   -------       ------        -------
  Total                         78,107   109,276       (4,353)       183,030
Operating earnings              23,887     3,539            -         27,426
Depreciation                     6,707     4,796            -         11,503
Identifiable assets            340,115    73,777        2,735        416,627
Capital expenditures            27,510     7,273            -         34,783

                                        Utility-
                             Water      Related
                             Utilities  Services  Corporation   Consolidated

 1995                                             (in thousands)
Operating revenues:
  Unaffiliated                $ 80,377  $ 66,688      $     -       $147,065
  Affiliated                        87     4,249       (4,336)             -
                               -------   -------       ------        -------
  Total                         80,464    70,937       (4,336)       147,065
Operating earnings              30,404     5,022            -         35,426
Depreciation                     6,439     3,088            -          9,527
Identifiable assets            330,058    74,162        4,659        408,879
Capital expenditures
  excluding merger of MPC       20,941     6,894           79         27,914

                                        Utility-
                             Water      Related
                             Utilities  Services  Corporation   Consolidated

 1994                                             (in thousands)
Operating revenues:
  Unaffiliated                $ 73,524  $ 37,855      $     -       $111,379
  Affiliated                        87     4,147       (4,234)             -
                               -------   -------       ------        -------
  Total                         73,611    42,002       (4,234)       111,379
Operating earnings              26,027     4,892            -         30,919
Depreciation                     6,017     1,803            -          7,820
Identifiable assets            297,354    37,212        1,104        335,382
Capital expenditures            23,462     4,774           20         28,256

Commitments and Contingencies

Recently enacted (August 1996) amendments of the Safe Drinking Water Act (SDWA) provide for new standards pursuant to which the United States Environmental Protection Agency (EPA) is required to propose, promulgate and review drinking water standards. The 1996 Amendments allow the Administrators of EPA more authority to weigh the costs and benefits of regulations being considered in some (but not all) cases, but do not reduce the number of new standards required by the 1986 amendments of the Act. Such standards, if promulgated, could be costly and require substantial changes in current operations of the Company. Additionally, the Indiana Department of Environmental Management issues permits for discharges from the Company's treatment stations, the terms and limitations of which can, and may well be, onerous. As a result, compliance with such permits may be expensive.

On January 15, 1997, the Commission approved a Stipulation and Settlement Agreement entered into by the Utility Consumer Counselor representing ratepayers and IWC, which authorized IWC to use individual depreciation rates for each plant account to produce a composite depreciation rate of 2.21% based on IWC's plant as of December 31, 1995. The Agreement provides that the new depreciation rates should be made effective as of the effective date of the final order in IWC's next general rate case.

The Company has agreements with five key executives which provide that in the event of change of control of the Company, each executive vests in a three-year employment contract at his then existing level of compensation. In the case of three of these key executives, in the event of change of control of the Company, a supplemental pension applies pursuant to their contracts that provides the difference between their benefits under the regular benefit plans and that which would be available upon attaining age 65. See proposed merger with NIPSCO Industries, Inc.

Quarterly Financial Data (Unaudited)
                                         Quarters
                               First      Second    Third   Fourth
                             (in thousands, except per share data)
 1996
Operating revenues             $35,412    $47,893  $55,146  $44,579
Operating earnings               2,341      7,782   13,325    3,978
Net earnings (loss)               (716)     2,529    6,260      859
Net earnings (loss)
  per common and common
  equivalent share                (.09)       .31      .72      .09

 1995
Operating revenues(a)          $24,455    $33,002  $43,831  $45,777
Operating earnings(a)            3,798      9,473   13,632    8,523
Net earnings                       282      3,255    5,517    3,138
Net earnings per common
  and common equivalent
  share                            .04        .46      .73      .41

(a) Certain reclassifications have been made to originally reported amounts to conform with classifications adopted for December 31, 1995. These reclassifications did not have a material effect on the quarterly results as originally reported.

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders

IWC Resources Corporation:

We have audited the accompanying consolidated balance sheets of IWC Resources Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of shareholders' equity, earnings, and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of IWC Resources Corporation and subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.


KPMG Peat Marwick LLP
Indianapolis, Indiana
January 24, 1997

Selected Financial Data

The selected consolidated financial data presented below has been derived from and should be read in conjunction with the Company's Consolidated Financial Statements and related Notes thereto included elsewhere in this report.

Summary of Operations Data:
                                       Year Ended December 31,
                               1996      1995      1994      1993      1992
                                (in thousands, except per share data)

Operating revenues         $183,030  $147,065  $111,379   $84,242   $63,452
Operating earnings           27,426    35,426    30,919    25,994    24,113

Net earnings               $  8,932  $ 12,192  $ 10,142   $ 9,376   $ 8,113
                           ========  ========  ========   =======   =======
Net earnings per common
  and common equivalent
  share                    $   1.03  $   1.64  $   1.47   $  1.41   $  1.27
Cash dividends per
  common share             $   1.44  $   1.40  $   1.40   $  1.40   $ 1.395
Average number of common
  and common equivalent
  shares outstanding          8,693     7,438     6,901     6,658     6,379


Summary of Balance Sheet Data:
                                                December 31,
                               1996      1995      1994      1993      1992
                                               (in thousands)

Utility plant, net         $309,957  $288,871  $275,094  $260,663  $253,786
Total assets                416,627   408,879   335,382   312,443   275,112
Capitalization:
  Long-term debt
    (excluding current
     portion)              $112,200  $113,375  $ 98,225  $ 85,375  $ 86,275
Preferred stock
  of subsidiary and
  redeemable preferred
  stock                       4,497     5,705     5,705     5,705     4,505
Common shareholders'
  equity                    119,282   106,328    78,938    77,014    67,205
                           --------  --------  --------  --------  --------

    Total capitalization   $235,979  $225,408  $182,868  $168,094  $157,985
                           ========  ========  ========  ========  ========

                   IWC Resources Corporation and Subsidiaries
          Management's Discussion and Analysis of Financial Condition
                           and Results of Operations

General
-------

The most significant changes in the consolidated financial condition and results of operations of IWC Resources Corporation and subsidiaries (Company) are attributable to the combined operations of its two segments: (1) water utilities and (2) utility-related services. These segments are discussed more fully in Notes to Consolidated Financial Statements, Segment Information.

Beginning in 1993, the Company has grouped its operations according to major segments. The Company acquired SM&P Utility Resources, Inc. (formerly SM&P Conduit Co., Inc.) (SM&P) in June 1993, and Miller Pipeline Corporation (MPC) in August 1995. As a result of these acquisitions, many of the differences between results of operations in the utility-related services segment for 1996, 1995 and 1994 are due primarily to the operations of MPC and/or SM&P, which are included in this segment.

1996 Compared to 1995

Operating earnings in the water utilities segment decreased to $23,887,000 (30.6% of revenues) in 1996 from $30,404,000 (37.8% of revenues) in 1995. The reduction in operating earnings and the operating margin in 1996 is primarily due to the net effects of an increase in operating revenues of $1,820,000, a decrease of $4,208,000 in income taxes collected from developers, and an increase of $4,129,000 in total segment operating expenses. Operating earnings in the utility-related services segment decreased to $3,539,000 (3.4% of revenues) in 1996 as compared to $5,022,000 (7.5% of revenues) in 1995. The reduction in operating earnings and the operating margin in 1996 is primarily due to a reduction in gain on sales of other property from $1,370,000 in 1995 to $66,000 in 1996 resulting from a reduction in revenues from land sales of $1,595,000 in 1995 as compared to $323,000 in 1996, and increased labor and other operating costs incurred related to the expansion of business contracts at SM&P. Management is continuing its efforts to improve operating earnings by positioning itself to serve the upper quality-oriented end of its market and increasing partnering efforts with companies in this market to eliminate service outages caused by underground damage.

Total operating revenues increased $35,965,000 (24.5%). Operating revenues applicable to the water utilities segment increased $1,820,000, excluding a decrease of $4,208,000 in income taxes collected from developers, representing a 2.4% increase over 1995, and is primarily due to the two rate increases during 1995. Water consumption is affected by the frequency and pattern of rainfall, temperatures, the level of economic activity, and conservation efforts.

The increase in utility-related services segment operating revenues of $38,353,000 (57.5%) is primarily due to an increase of $29,556,000 in operating revenues at MPC (twelve months of operations in 1996 as compared to approximately four months in 1995) and the continued expansion of business contracts at SM&P.

Total operation and administration expenses increased $39,890,000 (43.6%) of which $35,940,000 is applicable to the utility-related services segment. The increase in water utilities segment expenses of $3,950,000 which is discussed below represents a 10.6% increase over 1995 and is primarily due to the effects of inflation on the Company's costs and other factors. Labor expenses increased $1,728,000 (12.7%) mainly due to an increase of $516,000 in bonuses paid to employees during 1996 as compared to 1995, an increase in maintenance activity during 1996 as compared to 1995 and a general wage increase effective January 1, 1996. Chemical costs increased $88,000 (5.8%) primarily due to increased usage and higher chemical costs. Materials and transportation costs increased $435,000 (16.6%) primarily due to increased maintenance activities. The cost of outside services increased $383,000 (6.0%) chiefly due to an increase in consulting and other services. Insurance expense increased $787,000 (18.9%) primarily due to an increase in group insurance premiums. Costs of the Company's pension and other benefit plans increased $405,000 (12.9%) primarily due to twelve months amortization of the cost of postretirement benefits other than pensions in 1996 as compared to eight months amortization in 1995.

Operation and administration expenses applicable to the utility-related services segment, excluding an increase of $25,006,000 in expenses applicable to the operations of MPC, increased $10,934,000 (29.2%). Labor expenses increased $7,634,000 (33.9%) primarily due to an increase of $232,000 in bonuses paid to employees during 1996 as compared to 1995, the addition of employees and overtime costs resulting from the expansion of business contracts at SM&P and a general wage increase. Transportation costs increased $1,571,000 (51.0%) primarily due to the increase in the number of vehicles, leasing costs and associated maintenance costs. Fringe benefit costs, including pension related benefits, increased $1,765,000 (84.7%) primarily due to the cost of increased benefits to an increasing employee base.

Amortization of acquisition costs increased $143,000 (11.9%) primarily due to the acquisition of MPC. Depreciation increased $1,976,000 (20.7%) of which $1,708,000 is applicable to the utility-related services segment. The increase in water utilities segment and utility-related services segment depreciation is primarily due to additional utility plant and other property placed in service.

Taxes other than income taxes increased $1,956,000 (20.8%) of which $2,045,000 is applicable to the utility-related services segment which results primarily from payroll related taxes. The remaining decrease of $89,000 applicable to the water utilities segment is primarily due to the net effects of an increase in property taxes resulting from additional plant in service offset by a refund of prior years' taxes paid.

The increase in interest expense, net, of $29,000 (.3%) is primarily due to higher average debt outstanding offset by an increase in capitalized interest.

Income taxes decreased $4,089,000 (29.6%) primarily due to a decrease of $4,208,000 in income taxes collected from developers.


1995 Compared to 1994

Operating earnings in the water utilities segment increased to $30,404,000 (37.8% of revenues) in 1995 from $26,027,000 (35.4% of revenues) in 1994.
Improvement in operating earnings in this segment is primarily due to the net effects of three increases in water rates approved by the Indiana Utility Regulatory Commission effective August 10, 1994, April 26, 1995, and May 10, 1995, and an increase of $1,087,000 in income taxes collected from developers, offset by a moderate increase in total operating expenses. Operating earnings in the utility-related services segment increased $130,000 in 1995 as compared to 1994; however, the operating margin decreased to 7.5% in 1995 as compared to 12.9% in 1994. The reduction in the operating margin is primarily due to increased labor and other operating costs incurred related to the expansion of business contracts at SM&P.

Total operating revenues increased $35,686,000 (32.0%). Operating revenues applicable to the water utilities segment increased $5,766,000, excluding an increase of $1,087,000 in income taxes collected from developers, representing an 8.2% increase over 1994, and is primarily due to the three rate increases and a moderate increase in total water consumption.

The increase in utility-related services segment operating revenues of $28,833,000 (76.2%) is primarily due to $21,200,000 in operating revenues at MPC and the continued expansion of business contracts at SM&P.

Total operation and administration and maintenance expenses increased $27,831,000 (43.7%) of which $26,052,000 is applicable to the utility-related services segment. The increase in water utilities segment expenses of $1,779,000 which is discussed below represents a 5.0% increase over 1994 and is primarily due to the effects of inflation on the Company's costs and other factors. Labor expenses increased $80,000 (.6%) mainly due to the net effects of a reduction in maintenance repairs experienced resulting from milder weather in 1995 as compared to the extremely cold weather in January and February of 1994, an increase in capitalized labor due to increased construction and other factors, offset by a general wage increase, effective January 1, 1995. Power costs increased $229,000 (8.2%) primarily due to increased power rates.

Chemical costs increased $322,000 (26.7%) primarily due to increased usage and higher chemical costs. The cost of outside services increased $284,000 (4.7%) chiefly due to an increase in consulting and other services. Insurance expense decreased $114,000 (2.7%) primarily due to an insurance rebate received in June 1995. Regulatory expenses increased $200,000 (104.1%) primarily due to increased rate case expenses. Costs of the Company's pension and other benefit plans increased $756,000 (31.7%) primarily due to the amortization of cost of postretirement benefits other than pensions commencing May 1995 resulting from the settlement of IWC's rate case on April 26, 1995.

Operation and administration expenses applicable to the utility-related services segment, excluding $16,668,000 in expenses applicable to the operations of MPC, increased $9,384,000 (33.4%). Labor expense increased $3,986,000 (21.5%)
primarily due to the addition of employees resulting from the expansion of SM&P. Materials expense increased $511,000 (25.8%) primarily due to the expansion of business of SM&P. Transportation costs increased $1,259,000 (69.0%) primarily due to the increase in the number of vehicles, leasing costs and associated maintenance costs. Insurance expense increased $644,000 (24.4%) primarily due to higher healthcare premiums resulting from increased numbers of employees and increases in general liability and worker's compensation insurance premiums. Other fringe benefit costs, including pension related benefits, increased $1,121,000 (66.3%) primarily due to the cost of increased benefits to an increasing employee base. Cable cut costs increased $640,000 (55.3%) primarily due to the expansion of business and the increased costs associated with cable cuts.

Amortization of acquisition costs increased $72,000 (6.4%) primarily due to the acquisition of MPC. Depreciation increased $1,707,000 (21.8%) of which $1,285,000 is applicable to the utility-related services segment. The increase in water utilities segment and utility-related services segment depreciation is primarily due to additional utility plant and other property placed in service including other property added through the acquisition of MPC.

Taxes other than income taxes increased $1,569,000 (20.1%) of which $1,294,000 is applicable to the utility-related services segment which results primarily from payroll related taxes. The remaining increase of $275,000 applicable to the water utilities segment is primarily due to an increase in property taxes resulting from additional plant in service.

The increase in interest expense, net, of $1,436,000 (18.0%) is largely due to the effect of higher average debt outstanding.

Income taxes increased $1,096,000 (8.6%) primarily due to an increase of $1,087,000 in income taxes collected from developers.

Liquidity and Capital Resources

At the present time, the Company's business activities are conducted through its regulated water utilities and unregulated utility-related businesses. The Company acquired SM&P in June 1993 and MPC in August 1995 which diversified the Company's operations. The Company may, in the future, become involved in other water utilities and utility-related activities through the acquisition or formation of additional subsidiaries. The source of capital to finance these subsidiaries will be determined at the time they are established or acquired. However, the Company does not intend to enter into any business that would impair the Company's primary commitment to maintain and develop its water utilities to meet the current and future needs of its customers.

Cash Flows From Operating Activities

Cash flows from operating activities result primarily from net earnings adjusted for non-cash items such as depreciation and deferred taxes and changes in operating assets and liabilities. The seasonal nature of the Company's businesses typically results in higher operating revenues in the second and third quarters of the year than in the first and fourth quarters. Fluctuations in accounts payable and accrued expenses result primarily from property taxes and timing of payments, whereas federal income taxes vary with pretax earnings and the level of income taxes collected from developers, net of refunds, on customer advances for construction.

Cash Flows From Investing Activities

Cash flows from investing activities fluctuate primarily as a result of additions to utility plant and other property and the level of customer advances for construction, net of refunds.

The Company continues to experience significant growth in its distribution system. The Company added $34,783,000 to utility plant and other property during 1996 compared to $27,914,000 during 1995. Approximately 45 miles of new mains were placed in service in 1996 compared with approximately 85 miles in 1995. The Company received $2,574,000 in new customer advances and refunded $2,647,000 in customer advances during 1996 compared to $8,233,000 and $2,925,000, respectively, during 1995. Such advances are subject to refund over a ten-year period based on the addition of new customers to the constructed mains. Effective for contracts entered into on or after April 1, 1996, IWC allows developers to install, or provide for the installation of, main extensions, which are to be transferred to IWC upon completion. This is a departure from the past, when IWC was responsible for the installation of all new mains.

This change has caused reductions in cash inflows from developers, as deposits to pay the cost of main extensions are now invested by the developer directly in the new mains, as well as cash outflows no longer necessary to pay for these installations.

Cash Flows From Financing Activities

Cash flows from financing activities consist primarily of the Company's borrowings, dividend payments and sales of common stock. The Company utilizes borrowings against its lines of credit with local banks for its short-term cash needs.

In August 1996, the Company refinanced its $5,600,000 short-term bank loan which was used primarily for the acquisition of MPC into a long-term bank loan. The new loan is payable in August 2003.

In March 1995, the Commission granted IWC authority to issue, on or before December 31, 1996, an aggregate of $30,000,000 in securities, to consist of not more than $18,000,000 in the form of long-term debt and/or preferred equity, and assuming favorable market conditions, at least $12,000,000 in common equity. In September 1995, IWC issued $18,000,000 of 5.85% Series First Mortgage Bonds to secure a like amount of Economic Development Bonds issued by the City of Indianapolis due September 1, 2025. Proceeds from this issue were deposited with a trustee and were fully used during 1995 and 1996 for the construction, extension and improvement of IWC's facilities, plant and distribution system and reimbursement of IWC's treasury for plant capital expenditures previously made. In December 1995 and March 1996, Resources made equity capital contributions to IWC of $10,505,000 and $1,495,000, respectively, which amounts to the $12,000,000 authorized by the Commission. The amounts invested by Resources were derived from proceeds of the sale of common shares of Resources through its Dividend Reinvestment and Share Purchase Plan.

The increase in the payout percentage of net earnings applicable to common and common equivalent shareholders declared payable in cash dividends in 1996 is due primarily to reduced net earnings resulting from higher operating costs. Cash dividends declared payable to common and common equivalent shareholders, as a percentage of net cash provided by operating activities, decreased to 36.1% during 1996, compared to 45.2% and 46.2% in 1995 and 1994, respectively. Long-term debt, as a percentage of total capital and long-term debt, decreased to 48.5% at December 31, 1996, compared to 51.6% at December 31, 1995. The decrease in the "debt ratio" was primarily due to the net effects of the issuance of new long-term debt of $5,600,000, the reclassification of $6,775,000 in long-term debt to short-term debt, issuance of common stock primarily through the Company's dividend reinvestment plan of $15,004,000, and a decrease in retained earnings of $3,553,000.

At December 31, 1996, the Company had lines of credit with banks aggregating $44,400,000 which require a compensating cash balance of $100,000. At December 31, 1996, unused lines of credit aggregated $31,809,000. Interest on borrowings under the lines of credit is variable (an average of 7.29% at December 31, 1996.

Capital Expenditures

Capital expenditures for 1997 are budgeted at approximately $73,700,000 and are expected to be financed primarily from internally generated cash, customer advances for construction, short-term bank borrowings, and long-term financing. Capital expenditures for the five-year period 1997 through 2001 are budgeted at approximately $199,900,000 with the major portion for new mains and distribution and plant facilities and other operating equipment. The Company anticipates that it will be necessary during the five-year period 1997 through 2001 to secure additional outside financing from both short- and long-term debt and equity capital markets, to finance and refinance planned capital expenditures and long-term debt maturities.

Projected capital expenditures do not include any construction projects that IWC could be required to undertake to comply with legislative or regulatory environmental or water quality requirements that may be imposed in the future. In addition to SDWA requirements imposed by the EPA, IWC is subject to regulatory requirements of the State of Indiana regarding discharges from its treatment plants. The Company estimates that the cost to comply with anticipated changes to existing regulatory requirements for discharges approximate $2,000,000 in increased annual operating expenses and approximately $9,000,000 in capital costs. Such capital costs and increased annual operating expenses should be recoverable through water rates, but only after appropriate regulatory action.

Environmental Matters

The Company's utility operations are subject to pollution control and water quality control regulations, including those issued by the Environmental Protection Agency (EPA), the Indiana Department of Environmental Management
(IDEM), the Indiana Water Pollution Control Board and the Indiana Department of Natural Resources. Under the Federal Clean Water Act and Indiana's regulations, the Company must obtain National Pollutant Discharge Elimination System (NPDES) permits for discharges from its White River, White River North, Fall Creek, Thomas W. Moses and the Geist treatment stations. The Company's current NPDES permits were to have expired June 30, 1989, for White River and Fall Creek stations, December 31, 1990, for Thomas W. Moses, April 30, 1994, for Geist treatment station, and January 31, 1996 for White River North station. Applications for renewal of the permits have been filed and are the subject of ongoing discussions with, but not finalized by, IDEM. (These permits continue in effect pending review of the applications).

Under the federal Safe Drinking Water Act (SDWA), the Company is subject to regulation by EPA of the quality of water it sells and treatment techniques it uses to make the water potable. EPA promulgates nationally applicable maximum contaminant levels (MCLs) for contaminants found in drinking water. Management believes that the Company is currently in compliance with all MCLs promulgated to date. EPA has continuing authority, however, to issue additional regulations under the SDWA. In August 1996, Congress amended the SDWA to allow EPA more authority to weigh the costs and benefits of regulations being considered in some (but not all) cases. The 1996 amendments do not, however, reduce the number of new standards required by the 1986 amendments. Such standards promulgated could be costly and require substantial changes in the Company's operations. The Company would expect to recover the costs of such changes through its water rates; however, such recovery may not necessarily be timely.

Under a 1991 law enacted by the Indiana Legislature, a water utility, including the utility subsidiaries of the Company, may petition the Indiana Utility Regulatory Commission (Commission) for prior approval of its plans and estimated expenditures required to comply with provisions of, and regulations under, the Federal Clean Water Act and SDWA. Upon obtaining such approval, the utility may include, to the extent of its estimated costs as approved by the Commission, such costs in its rate base for ratemaking purposes and recover its costs of developing and implementing the approved plans if statutory standards are met. The capital costs for such new systems, equipment or facilities or modifications of existing facilities may be included in the utility's rate base upon completion of construction of the project or any part thereof. While use of this statute is voluntary on the part of a utility, if utilized, it should allow utilities a greater degree of confidence in recovering major costs incurred to comply with environmentally related laws on a timely basis.

Rate Case

On May 10, 1995, the Commission approved a Settlement Agreement entered into by the UCC, four intervening customers and IWC. As part of the Agreement, the parties agreed not to seek an adjustment in IWC's basic rates and charges prior to April 1, 1997, subject to IWC's interim right to request approval of new rates to cover operating expenses connected with implementing measures which might be required in connection with new National Pollutant Discharge Elimination System permits which IWC anticipates receiving for wastewater discharges at its Fall Creek and White River Stations (NPDES permits). The parties also agreed that prior to April 1, 1997, IWC may request that the Commission approve, in a separate proceeding, the continuation of the allowance for funds used during construction (debt component only), and the deferral of depreciation, on any capital expenditures made in connection with new NPDES permits at the Fall Creek and White River Stations or IWC's anticipated new South Well Field Station (ground for which was broken in August 1996) until a rate base determination has been made with respect to these items in IWC's next rate case.

On January 15, 1997, the Commission approved a Stipulation and Settlement Agreement entered into by the Utility Consumer Counselor, representing ratepayers and IWC, which authorized IWC to use individual depreciation rates for each plant account to produce a composite depreciation rate of 2.21% based on IWC's plant as of December 31, 1995. The Agreement provides that the new depreciation rates should be made effective as of the effective date of the final order in IWC's next general rate case.

Inflation, Rate Changes and Seasonality

Under normal conditions and particularly during periods of inflation, water utility revenues from increased water consumption will not keep pace with the increase in operating costs. Therefore, periodic water rate and service charge adjustments are necessary, with the frequency of such increases being partially determined by the amount of inflation.

Results for any interim period are not indicative of results to be expected for the year. Typically, the seasonal nature of the Company's business results in a higher proportion of operating revenues being realized in the second and third quarters of the year than the first and fourth quarters of the year.